Exhibit 4.3

ENVESTNET, INC.
2015 ACQUISITION EQUITY AWARD PLAN

SECTION 1

GENERAL

1.1                               Purpose. Envestnet, Inc., a Delaware corporation (the “Company”) hereby establishes the Envestnet, Inc. 2015 Acquisition Equity Award Plan (the “Plan”) in order to assume certain unvested equity awards previously granted pursuant to the Yodlee, Inc. 2009 Equity Incentive Plan (the “2009 Plan”) and the Yodlee, Inc. 2014 Equity Incentive Plan (the “2014 Plan”; the 2009 Plan and the 2014 Plan collectively referred to as the “Yodlee Plans”) as part of the Company’s acquisition of Yodlee, Inc., a Delaware corporation (“Yodlee”) and convert such awards in to equity awards of the Company.  The effectiveness of this Plan is conditioned on and subject to the occurrence of the Closing (such date of the Closing, the “Effective Date”) of the Company’s acquisition of Yodlee pursuant to the Agreement and Plan of Merger by and between the Company, Yodlee and Yale Merger Corp., a Delaware corporation and wholly owned subsidiary of the Company, dated as of August 10, 2015 (the “Merger Agreement”).

1.2                               Defined Terms. The meanings of capitalized terms used in the Plan are set forth in Section 6 to the extent not defined elsewhere in the Plan.

1.3                               Participation. Participation in the Plan shall be limited to individuals who hold stock options previously granted pursuant to the Yodlee Plans and individuals who hold unvested restricted stock units previously granted pursuant to the Yodlee Plans, in each case, that remain outstanding as of the Effective Time (as such term is defined in the Merger Agreement) (such individuals referred to as “Eligible Persons”).  Subject to the terms and conditions of the Plan, the Committee shall grant Full Value Awards to Eligible Persons pursuant to the Merger Agreement, and such Eligible Persons shall thereby become “Participants” in the Plan.

SECTION 2

FULL VALUE AWARDS

2.1                               Full Value Awards.  A “Full Value Award” is a grant of one or more shares of Stock or a right to receive one or more shares of Stock in the future, with such grant subject to vesting conditions related to the performance of services by the Participant.

2.2                               Restricted Stock.  Participants who perform services in any country other than the United Kingdom shall receive a Full Value Award in shares of restricted stock pursuant to the terms of an Award Agreement attached hereto as Exhibit A.  The number of shares of restricted stock granted to each Participant and the vesting schedule for each of the shares of restricted stock shall be determined consistent with the requirements of Section 1.7 of the Merger Agreement and shall be specified in the applicable Award Agreement for such Participant.

2.3                               Restricted Stock Units. Participants who perform services in the United Kingdom shall receive a Full Value Award in restricted stock units pursuant to the terms of an Award

Agreement attached hereto as Exhibit B.  The number of restricted stock units granted to each Participant and the vesting schedule for each of the restricted stock units shall be determined consistent with the requirements of Section 1.7 of the Merger Agreement and shall be specified in the applicable Award Agreement for such Participant.

2.4                               Award Agreements.  Full Value Awards of restricted stock and restricted stock units granted to the Participants shall be subject to the terms and conditions of the Plan and the Award Agreement (which consists of a grant certificate and a terms and conditions document).  The terms and conditions of any specific Full Value Award to any Participant shall be reflected in such form of written (including electronic) document as is determined by the Committee, provided that the grants of Full Value Awards specified in Sections 2.2 and 2.3 above shall be subject to the terms of the Award Agreements attached hereto as Exhibit A and Exhibit B, respectively.  A copy of such document shall be provided to the Participant and the Committee may, but need not require that the Participant sign a copy of such document.  Such document is referred to herein as an “Award Agreement” regardless of whether any Participant signature is required.

SECTION 3

OPERATION AND ADMINISTRATION

3.1                               Effective Date. The Plan will be effective as of the Effective Date.  The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding.

3.2                               Stock and Other Amounts Subject to the Plan. The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a)                                 The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

(b)                                 Subject to the provisions of subsection 3.3, the number of shares of Stock which may be issued with respect to Awards under the Plan shall be equal to 1,058,807 shares of Stock.  No shares of Stock issuable under an Award which for any reason is forfeited, expires or is terminated without issuance of shares of Stock shall again be available under the Plan.

(c)                                  Except as expressly provided by the terms of this Plan, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to Awards then outstanding hereunder.

3.3                               Adjustments to Shares. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, amalgamation, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares), the Committee shall, in the manner it determines equitable in its sole discretion, adjust Awards to reflect the transactions. Action by the Committee may include, in its sole discretion: (a) adjustment of the number and kind of shares which may be delivered under the Plan; (b) adjustment of the number and kind of shares subject to outstanding Awards; and (c) any other adjustments that the Committee determines to be equitable, which may include, without limitation, (i) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (ii) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment.

3.4                               Change in Control. In the event that the Plan is terminated by the Company or its successor following a Change in Control without provision for the continuation of outstanding Awards hereunder, all Awards which have not otherwise been forfeited shall become fully vested.

3.5                               Limit on Distribution. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

(a)                                 Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b)                                 In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(c)                                  To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Stock, the transfer of such shares of Stock may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

3.6                               Withholding. All Awards and other payments under the Plan are subject to withholding of all applicable taxes (and, in relation to Participants who perform services in the United Kingdom, employee national insurance contributions (“NICs”)), which withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns or to which a Participant is otherwise entitled under the Plan; provided, however, previously-owned shares of Stock that have been held by the Participant or shares of Stock to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax

(and, where applicable, employee NICs) withholding required by applicable law (or other rates that will not have a negative accounting impact).

3.7                               Transferability. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this subsection 3.7, the Committee may permit Awards under the Plan to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish.

3.8                               Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company or the Related Company, as applicable, at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

3.9                               Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the applicable Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

3.10                        Limitation of Implied Rights.

(a)                                 Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company and any Related Company. Nothing contained in the Plan shall constitute a guarantee by the Company or any Related Company that the assets of such companies shall be sufficient to pay any benefits to any person.

(b)                                 The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any employee the right to be retained in the employ or service of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and shares of Stock are registered in his name.

3.11                        Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

3.12                        Action by the Company or Related Company. Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors, as applicable, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board or (except to the extent prohibited by applicable law or the rules of any stock exchange) by a duly authorized officer of the Company.

3.13                        Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

3.14                        Applicable Law. The provisions of the Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to choice of law principles.

3.15                        Foreign Employees. Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or a Related Company operates or has employees.

SECTION 4

COMMITTEE

4.1                               Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Compensation Committee of the Board (the “Committee”) unless otherwise provided by the Board. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

4.2                               Selection of Committee. So long as the Company is subject to Section 16 of the Exchange Act, the Committee shall be selected by the Board and shall consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and shall be comprised of persons who are independent for purposes of applicable stock exchange listing requirements.

4.3                               Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

(a)                                 Subject to the provisions of the Plan and pursuant to the Merger Agreement, the Committee will have the authority to make Awards to the Eligible Persons and to establish the terms, conditions, restrictions, and to set other provisions of such Awards, and subject to the restrictions imposed herein, to amend, cancel, or suspend Awards.

(b)                                 Subject to the provisions of the Plan, the Committee will have the authority and discretion to conclusively interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(c)                                  Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(d)                                 Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted is expressly stated in the Award Agreement and is permitted by applicable law).

Without limiting the generality of the foregoing, it is the intention of the Company that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to Section 409A of the Code, the Plan and the Awards comply with the requirements of Section 409A of the Code and that the Plan and Awards be administered in accordance with such requirements and the Committee shall have the authority to amend any outstanding Awards to conform to the requirements of Section 409A.

4.4                               Delegation by Committee. Except to the extent prohibited by applicable law or the rules of any stock exchange or NASDAQ (if appropriate), the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

4.5                               Information to be Furnished to Committee. The Company and the Related Companies shall furnish the Committee such data and information as may be required for it to discharge its duties. The records of the Company and the Related Companies as to an employee’s or Participant’s employment or provision of services, termination of employment or cessation of the provision of services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

4.6                               Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company or any Related Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or Related Company. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 5

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected Beneficiary), adversely affect the rights of any Participant or Beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable); and further provided that adjustments pursuant to subsection 3.3 shall not be subject to the foregoing limitations of this Section 6. It is the intention of the Company that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to Section 409A of the Code, the Plan and the Awards comply with the requirements of Section 409A of the Code and that the Board shall have the authority to amend the Plan as it deems necessary to conform to Section 409A.

SECTION 6

DEFINED TERMS

(a)                                 “Award” means any award described in Section 2 of the Plan.

(b)                                 “Award Agreement” has the meaning set forth in subsection 2.4.

(c)                                  “Beneficiary” means the person or persons the Participant designates to receive the balance of his or her benefits under the Plan in the event the Participant’s Termination Date occurs on account of death. Any designation of a Beneficiary shall be in writing, signed by the Participant and filed with the Committee prior to the Participant’s death. A Beneficiary designation shall be effective when filed with the Committee in accordance with the preceding sentence. If more than one Beneficiary has been designated, the balance of the Participant’s benefits under the Plan shall be distributed to each such Beneficiary per capita. In the absence of a Beneficiary designation or if no Beneficiary survives the Participant, the Beneficiary shall be the Participant’s estate.

(d)                                 “Board” means the Board of Directors of the Company.

(e)                                  “Cause,” to the extent not otherwise defined under an Award Agreement with respect to an Award, shall mean (i) any act of personal dishonesty taken by Participant in connection with his or her responsibilities as an employee which is intended to result in substantial personal enrichment of the Participant, (ii) a Participant’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s or a Related Company’s reputation or business, (iii) a willful act by a Participant which constitutes misconduct and is injurious to the Company or a Related Company, or (iv) continued willful violations by the Participant of the Participant’s obligations to the Company or a Related Company after there has been delivered to the Participant a written demand for performance from the Company which describes the basis for the Company’s belief that the Participant has not substantially performed his or her duties.

(f)                                   “Change in Control” means the first to occur of any of the following:

(i)            the purchase or other acquisition by any person, entity or group of persons (within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions, other than an acquisition by a trustee or other fiduciary holding securities under an employee benefit plan or similar plan of the Company or a Related Company), of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the outstanding shares of Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally;

(ii)           the consummation of a reorganization, merger or consolidation of the Company, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding securities;

(iii)          a liquidation or dissolution of the Company or the sale of substantially all of the Company’s assets; or

(iv)          at any time during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors still in office at the time of such election or nomination who were directors at the beginning of such period).

(g)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(h)                                 “Committee” has the meaning set forth in subsection 4.1.

(i)                                     “Eligible Person” has the meaning set forth in Section 1.3.

(j)                                    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)                                 “Good Reason,” to the extent not otherwise defined under an Award Agreement with respect to an Award, shall mean the Participant’s resignation as an employee following the occurrence of one or more of the following, without the Participant’s written consent: (i) a material reduction of the Participant’s duties, position or responsibilities relative to the Participant’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Participant from such position, duties and responsibilities, unless the Participant is provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of Yodlee being acquired by the Company and made part of a larger entity (as, for example, when the Chief Financial Officer of Yodlee remains as such following the Effective Date but is not made the Chief Financial Officer of the Company) shall not constitute “Good Reason,” (ii) a material reduction by the Company in the base salary of the Participant as in effect immediately prior to such reduction (for these purposes a reduction of the Participant’s base salary by 10% or more will be considered material, provided that a reduction of less than 10% may still be material based on the facts and circumstances relating to the reduction), and (iii) a material change in the geographic location at which the Participant must perform services (in other words, the relocation of the Participant to a facility that is more than fifty (50) miles from the Participant’s current location).  The Participant will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) days following the date of such notice.”

(l)                                     “Merger Agreement” shall have the meaning set forth in Section 1.1.

(m)                             “Outside Director” means a member of the Board or the board of directors of a Related Company, in each case who is not an officer or employee of the Company or the Related Companies.

(n)                                 “Participant” shall have the meaning set forth in Section 1.3.

(o)                                 “Related Company” means any corporation, partnership, joint venture or other entity during any period in which a controlling interest in such entity is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has, directly or indirectly, a significant interest (whether through the ownership of securities or otherwise), as determined in the discretion of the Committee.

(p)                                 “Stock” means share of common stock, $0.005 par value, of the Company.

(q)                                 “Subsidiary” means a subsidiary corporation within the meaning of Section 424(f) of the Code.

(r)                                    “Termination Date” means the date on which a Participant both no longer is an employee of the Company and the Related Companies and does not perform bona fide services for the Company and the Related Companies (whether as a consultant, director or otherwise), regardless of the reason for the cessations of such status as an employee or performance of such material services; provided that a “Termination Date” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by the Company or the Related Company which was the recipient of the Participant’s services; and provided, further that, with respect to an Outside Director, “Termination Date” means the date on which the Outside Director’s service as an Outside Director terminates for any reason. If, as a result of a sale or other transaction, the entity for which the Participant performs services ceases to be a Related Company (and such entity is or becomes an entity separate from the Company), the occurrence of such transaction shall be the Participant’s Termination Date.

(s)                                   “Yodlee” shall have the meaning set forth in Section 1.1.

SECTION 7

409A COMPLIANCE

Notwithstanding any other provision of the Plan to the contrary, to the extent that any Award under the Plan (or any payment or benefit under any Award) is subject to Section 409A of the Code, the following shall apply unless otherwise provided in an Award Agreement:

(a)                                 if any payment or benefit under such Award is to be paid on account of the Participant’s Termination Date (or other separation from service or termination of employment) and if the Participant is a specified employee (within the meaning of Section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s separation from service; and

(b)                                 the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of Section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

All Awards under the Plan which are subject to Section 409A of the Code are intended to comply with Section 409A of the Code and will be interpreted and administered accordingly.

EXHIBIT A

RESTRICTED STOCK CERTIFICATE AND TERMS AND CONDITIONS AGREEMENT

Full Value Award

Grant Certificate

For

John Smith

Envestnet, Inc. (“Company”) hereby grants to you a Full Value Award under the Envestnet, Inc. 2015 Acquisition Equity Award Plan (“Plan”), to receive the number of shares of Company Stock as set forth below, subject to all of the terms and conditions of this Full Value Award Grant Certificate (“Certificate”), the Full Value Award Terms and Conditions and the Plan:

Number of Shares	Grant Date	Vesting Date

Notwithstanding the foregoing, you will vest in such portion of the Full Value Award scheduled to vest on the applicable Vesting Date provided that you do not incur your Termination Date prior to the applicable Vesting Date set forth above with respect to any portion of the Full Value Award scheduled to vest on such Vesting Date.  [Except as provided in the Full Value Award Terms and Conditions,] any portion of this Full Value Award that is not vested upon your Termination Date shall be forfeited.

This Full Value Award is subject to the terms and conditions set forth in this Certificate, the Full Value Award Terms and Conditions and the Plan.  All terms and provisions of the Full Value Award Terms and Conditions and the Plan, as the same may be amended from time to time, are incorporated herein and made part of this Certificate.  If any provision hereof and of the Plan shall be in conflict, the terms of the Plan shall govern.  All capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Plan.

This Certificate, the Full Value Award Terms and Conditions and the Plan set forth the entire understanding between you and the Company regarding this Full Value Award and supersede all prior oral and written agreements with respect thereto.

ENVESTNET, INC.

2015 ACQUISITION EQUITY AWARD PLAN

FULL VALUE AWARD (RESTRICTED STOCK) TERMS AND CONDITIONS

The following Full Value Award (Restricted Stock) Terms and Conditions (the “Terms and Conditions”) apply to Full Value Awards in the form of restricted stock granted by Envestnet, Inc. to the Participant whose name appears on the Full Value Award Grant Certificate (“Certificate”), to which these Terms and Conditions are attached (or into which these Terms and Conditions are incorporated).

1.                                      Award.  The Full Value Award is in all respects subject to the terms, definitions and provisions of the Envestnet, Inc. 2015 Acquisition Equity Award Plan (“Plan”) and the Certificate, each of which is incorporated herein by reference, as well as these Terms and Conditions.  These Terms and Conditions, together with the Certificate, and the Plan constitute the Full Value Award agreement under the Plan.  Unless the context clearly provides otherwise, the capitalized terms herein shall have the meaning ascribed to such terms under the Plan.

2.                                      Vesting.  Subject to paragraph 3 below, this Full Value Award shall vest as set forth in the Certificate attached hereto.

3.                                      Accelerated Vesting.  [In the event that the Participant resigns for Good Reason or is terminated by the Company without Cause within the period beginning on the Effective Date of the Plan through the date [  ] months after the Effective Date of the Plan, this Full Value Award shall become immediately vested.

Notwithstanding Section 6(e) of the Plan, for purposes of the Certificate and this Terms and Conditions, the term “Cause” shall mean [      ].(1)

Notwithstanding Section 6(k) of the Plan, for purposes of the Certificate and this Terms and Conditions, the term “Good Reason” shall mean [      ].(2)

Except as otherwise may be provided in paragraph 2 above or the foregoing provisions of this paragraph 3, no portion of this Full Value Award shall become vested after the Participant’s Termination Date except to the extent that it is vested immediately prior to the Participant’s Termination Date.  Any portion of this Full Value Award that is not vested on the Participant’s Termination Date shall be immediately forfeited.]

4.                                      Withholding.  This Full Value Award is subject to withholding of all applicable taxes, which withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns or to which the Participant is otherwise entitled under the Plan (including, for the avoidance of doubt, any shares of Stock that vested under this Full Value Award); provided, however, previously-owned shares of Stock that have been held by the Participant or shares of Stock to which the Participant is entitled

(1) [To be included for any Participant whose original Yodlee award agreement provides for a definition of “Cause” different from such definition provided under the Plan.]

(2) [To be included for any Participant whose original Yodlee award agreement provides for a definition of “Good Reason” different from such definition provided under the Plan.]

under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact on the Company).

5.                                      Transferability.  This Full Value Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). Notwithstanding the foregoing, the Committee may permit the Full Value Award to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of the Participant’s family), subject to such procedures as the Committee may establish.

6.                                      No Implied Rights.  Neither the Plan nor this Full Value Award constitutes a contract of employment or continued service and neither gives the Participant the right to be retained in the employ or service of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan or this Full Value Award.

7.                                      Voting and Dividend Rights.  The Participant shall not be prevented from voting the shares of Stock of this Full Value Award merely because those shares are subject to restrictions; provided, however, that the Participant shall not be entitled to vote shares of Stock subject to this Full Value Award with respect to record dates for any shares of Stock occurring on or after the date, if any, on which the Participant has forfeited those shares.  The Participant shall not be prevented from receiving dividends and distributions paid on the shares of Stock of this Full Value Award merely because those shares are subject to restrictions; provided, however, that no dividends or distributions shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions for any shares occurring on or after the date, if any, on which the Participant has forfeited those shares.

8.                                      Plan Governs.  This Full Value Award shall be subject to all of the terms and conditions of the Plan, a copy of which has been attached to this Terms and Conditions, and any additional copy of which may be obtained from the Secretary of the Company.

9.                                      Amendment and Termination.  The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend the Certificate or these Terms and Conditions, provided that no amendment or termination may, in the absence of written consent to the change by the Participant (or, if the Participant is not then living, the affected Beneficiary), adversely affect the rights of any Participant (or Beneficiary, if Participant is deceased) under this Full Value Award.  Adjustments pursuant to subsection 4.3 of the Plan with respect to Section 409A of the Code shall not be subject to the foregoing limitations.  It is the intention of the Company that, to the extent that any provisions of this Plan or this Full Value Award are subject to Section 409A of the Code, the Plan and this Full Value Award comply with the requirements of Section 409A of the Code and that the Board shall have the authority to amend the Plan, the Certificate and these Terms and Conditions as it deems necessary to conform to Section 409A of the Code.

10.                               Applicable Law.  The Plan and this Full Value Award shall be construed in accordance with the laws of the State of Delaware.

11.                               83(b) Election.  If the Participant files with the Internal Revenue Service an election under section 83(b) of the Code with respect to this Full Value Award, the Participant shall furnish a copy of the election to the Company with five days after such election is filed.

EXHIBIT B

RESTRICTED STOCK UNIT CERTIFICATE AND TERMS AND CONDITIONS AGREEMENT

Full Value Award

Grant Certificate

For

John Smith

Envestnet, Inc. (“Company”) hereby grants to you a Full Value Award under the Envestnet, Inc. 2015 Acquisition Equity Award Plan (“Plan”), to receive the number of shares of Company Stock equal to the number of Units as set forth below, subject to all of the terms and conditions of this Full Value Award Grant Certificate (“Certificate”), the Full Value Award Terms and Conditions and the Plan:

Number of Units	Grant Date	Vesting Date

Notwithstanding the foregoing, you will vest in such portion of the Full Value Award scheduled to vest on the applicable Vesting Date provided that you do not incur your Termination Date prior to the applicable Vesting Date set forth above with respect to any portion of the Full Value Award scheduled to vest on such Vesting Date.  [Except as provided in the Full Value Award Terms and Conditions,] any portion of this Full Value Award that is not vested upon your Termination Date shall be forfeited.  Subject to your Termination Date not occurring prior to the applicable Vesting Date, on such Vesting Date, to the extent not previously forfeited, you shall be entitled to a distribution of shares of Stock in settlement of the Units that have vested under this Full Value Award.

This Full Value Award is subject to the terms and conditions set forth in this Certificate, the Full Value Award Terms and Conditions and the Plan.  All terms and provisions of the Full Value Award Terms and Conditions and the Plan, as the same may be amended from time to time, are incorporated herein and made part of this Certificate.  If any provision hereof and of the Plan shall be in conflict, the terms of the Plan shall govern.  All capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Plan.

This Certificate, the Full Value Award Terms and Conditions and the Plan set forth the entire understanding between you and the Company regarding this Full Value Award and supersede all prior oral and written agreements with respect thereto.

ENVESTNET, INC.

2015 ACQUISITION EQUITY AWARD PLAN

FULL VALUE AWARD (RESTRICTED STOCK UNITS) TERMS AND CONDITIONS

The following Full Value Award (Restricted Stock Unit) Terms and Conditions (the “Terms and Conditions”) apply to Full Value Awards in the form of restricted stock granted by Envestnet, Inc. to the Participant whose name appears on the Full Value Award Grant Certificate (“Certificate”), to which these Terms and Conditions are attached (or into which these Terms and Conditions are incorporated).

1.                                      Award.  The Full Value Award is in all respects subject to the terms, definitions and provisions of the Envestnet, Inc. 2015 Acquisition Equity Award Plan (“Plan”) and the Certificate, each of which is incorporated herein by reference, as well as these Terms and Conditions.  These Terms and Conditions, together with the Certificate, and the Plan constitute the Full Value Award agreement under the Plan.  Unless the context clearly provides otherwise, the capitalized terms herein shall have the meaning ascribed to such terms under the Plan.

2.                                      Vesting.  Subject to paragraph 4 below, this Full Value Award shall vest as set forth in the Certificate attached hereto.

3.                                      Distribution. Subject to paragraph 5 below, on the applicable vesting date, one share of Stock shall be distributed for each Unit subject to this Full Value Award.  After distribution of a share of Stock for a Unit, the Unit shall have no further force or effect. Notwithstanding anything in the contrary in any agreement between the Participant and the Company or a subsidiary, the Participant acknowledges and agrees that the Units shall vest (and the Restricted Period shall end) only as provided by, and subject to the terms of, this Certificate, the Full Value Award Terms and Conditions, and the Plan.

4.                                      Accelerated Vesting.  [In the event that the Participant resigns for Good Reason or is terminated by the Company without Cause within the period beginning on the Effective Date of the Plan through the date [  ] months after the Effective Date of the Plan, this Full Value Award shall become immediately vested.

Notwithstanding Section 6(e) of the Plan, for purposes of the Certificate and this Terms and Conditions, the term “Cause” shall mean [      ].(3)

Notwithstanding Section 6(k) of the Plan, for purposes of the Certificate and this Terms and Conditions, the term “Good Reason” shall mean [      ].(4)

Except as otherwise may be provided in paragraph 2 above or the foregoing provisions of this paragraph 4, no portion of this Full Value Award shall become vested after the Participant’s Termination Date except to the extent that it is vested immediately prior to the Participant’s

(3) [To be included for any Participant whose original Yodlee award agreement provides for a definition of “Cause” different from such definition provided under the Plan.]

(4) [To be included for any Participant whose original Yodlee award agreement provides for a definition of “Good Reason” different from such definition provided under the Plan.]

Termination Date.  Any portion of this Full Value Award that is not vested on the Participant’s Termination Date shall be immediately forfeited.]

5.                                      Withholding.  The Participant shall pay to the Company the amount of any Tax Liability, or enter into arrangements to the satisfaction of the Company for the payment of any Tax Liability.  If the Participant does not pay such amount (or enter into such arrangements) within seven days after the applicable vesting date, the Company may sell sufficient shares of Stock on behalf of the Participant from the shares which would otherwise be distributed to the Participant to produce an amount (after all applicable and charges costs in relation to the sale) at least equal to the Tax Liability, which shall be retained in satisfaction of the Participant’s obligation to pay the same, and any balance shall be paid to the Participant.

No shares of Stock shall be distributed to the Participant until the Company has recovered the amount of the Tax Liability by one of the methods in the preceding paragraph.  “Tax Liability” shall mean any income tax and primary class 1 (employee) NICs (or their equivalents in any jurisdiction) for which any employer (or former employer) is or may be liable to account (or reasonably believes it is or may be liability to account) as a result of the vesting of the Full Value Award or the acquisition of shares of Stock by the Participant pursuant to it.

6.                                      Transferability.  This Full Value Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). Notwithstanding the foregoing, the Committee may permit the Full Value Award to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of the Participant’s family), subject to such procedures as the Committee may establish.

7.                                      No Implied Rights.  Neither the Plan nor this Full Value Award constitutes a contract of employment or continued service and does not give the Participant the right to be retained in the employ or service of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan or this Full Value Award. Except as otherwise provided in the Plan or this Full Value Award, no Award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which he or she fulfills all Service requirements and other conditions for receipt of such rights and shares of Stock are registered in his or her name.

8.                                      Dividend Equivalents.  To the extent that the Units subject to this Full Value Award have not otherwise been forfeited or cancelled prior to the applicable record date for the payment of a dividend on a share of Stock, the Participant will be paid a cash payment (subject to any deduction required by law) within 60 days of the applicable vesting date with respect to the total number of Units subject to this Full Value Award that vest on such vesting date that otherwise were outstanding and held by such Participant on such record date, determined as if each such Unit was a share of Stock.

9.                                      Data Protection.  By participating in the Plan, the Participant consents to the collection, holding, use and processing of personal data provided by the Participant to the

Company, any Related Company or third party service provider for all purposes relating to the operation of the Plan, including without limitation: (a)     administering and maintaining records of Full Value Awards; (b) providing information to a Related Company or to registrars, brokers or third party administrators of the Plan; (c) providing information to future purchasers of the Company or of the company or business in which the Participant works; and (d) transferring information about the Participant to a country or territory outside the European Economic Area.

10.                               Plan Governs.  This Full Value Award shall be subject to all of the terms and conditions of the Plan, a copy of which has been attached to this Terms and Conditions, and any additional copy of which may be obtained from the Secretary of the Company.

11.                               Amendment and Termination.  The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend the Certificate or these Terms and Conditions, provided that no amendment or termination may, in the absence of written consent to the change by the Participant (or, if the Participant is not then living, the affected Beneficiary), adversely affect the rights of any Participant (or Beneficiary, if Participant is deceased) under this Full Value Award.  Adjustments pursuant to subsection 4.3 of the Plan with respect to Section 409A of the Code shall not be subject to the foregoing limitations.  It is the intention of the Company that, to the extent that any provisions of this Plan or this Full Value Award are subject to Section 409A of the Code, the Plan and this Full Value Award comply with the requirements of Section 409A of the Code and that the Board shall have the authority to amend the Plan, the Certificate and these Terms and Conditions as it deems necessary to conform to Section 409A of the Code.

12.                               Applicable Law.  The Plan and this Full Value Award shall be construed in accordance with the laws of the State of Delaware.